Exhibit 99.1

         Pope & Talbot Announces Second Quarter 2006 Results

    PORTLAND, Ore.--(BUSINESS WIRE)--Aug. 3, 2006--Pope & Talbot, Inc. (NYSE: POP) today reported a net loss of $14.5 million for the three months ended June 30, 2006 compared to a net loss of $7.0 million reported for the same period in 2005 and $12.9 million for the first quarter of 2006. The loss for the second quarter was $0.89 per share on 16.2 million shares, compared to $0.43 per share for the second quarter of 2005 and $0.79 per share for the first quarter of 2006. Revenues were $213.6 million for the quarter compared to $202.1 million for the second quarter of 2005, and earnings before interest, taxes, depreciation and amortization (EBITDA) increased by $3.2 million to $7.1 million compared to $3.9 million one year ago. As compared to the first quarter of 2006, EBITDA for the second quarter of 2006 increased $3.9 million from $3.2 million for the period.
    The Company's operating income and EBITDA improved in the second quarter of 2006 compared to both the second quarter of 2005 and the first quarter of 2006 but the net loss increased as a result of a one-time pretax charge of $4.9 million from the extinguishment of debt and increased interest costs. On June 28, 2006, Pope & Talbot entered into a new $325 million credit agreement and borrowed $250 million under the agreement to terminate and repay all outstanding borrowings under its prior Canadian and U.S. revolving credit facilities, its Halsey pulp mill lease financings, and its receivable sales arrangement.
    The Company's operating loss of $3.4 million for the three months ended June 30, 2006 was an improvement of $1.8 million over an operating loss of $5.2 million for the same period in 2005. As compared to the first quarter of 2006, the operating loss decreased $3.8 million from an operating loss of $7.2 million for the period. Strengthening pulp prices, increased pulp and lumber shipments and lower lumber duty rates during the second quarter of 2006 contributed to the favorable operating results compared to the same period in 2005. These factors were partially offset by the weaker U.S. dollar and declining lumber prices. As compared to the first quarter of 2006, the operating loss was favorably impacted by the Company's pulp price increases, but was partially offset by the weaker U.S. dollar, declining lumber prices and a decrease in shipments for both pulp and lumber products. The Canadian to U.S. dollar average exchange rate of $0.89 in the second quarter of 2006 was 11 percent higher than the second quarter of 2005 rate of $0.80 and 3 percent higher than the $0.87 rate in the first quarter of 2006. The Company estimates that the change in the Canadian to U.S. dollar exchange rate increased second quarter 2006 reported cost of goods sold by approximately $14.6 million, as compared to the second quarter of 2005 and $4.3 million as compared to the first quarter of 2006. Import duty deposits on Canadian softwood lumber totaled $4.9 million in the second quarter of 2006, compared to $10.1 million in the same quarter of 2005. The decrease in duties paid primarily reflected the decrease in duty deposit rates from a combined rate of 20.15 percent to 10.81 percent. As compared to the first quarter of 2006, duties paid decreased by $0.9 million from $5.8 million, primarily due to decreased lumber revenues.
    On July 1, 2006, the governments of Canada and the U.S. announced the approval in substantially final form of an agreement essentially settling the softwood lumber dispute that has been on-going since May 2002. The agreement is subject to final execution by the two governments and the satisfaction of a number of conditions, including termination of pending litigation and approvals of certain percentages of Canadian and U.S softwood lumber producers. If the agreement becomes effective, then the U.S. will stop collecting cash deposits of softwood lumber duties and Canadian lumber producers will become entitled to refunds with interest of approximately 80 percent of the cash deposits of duties made since 2002, and Canada will impose a new system of export charges on softwood lumber exported to the U.S. Accordingly, if the agreement becomes effective, the Company estimates it will be entitled to a pre-tax refund of approximately $121 million based on duties incurred through June 30, 2006. Under the terms of the Company's new credit agreement, the Company is required to make a mandatory prepayment of 75 percent of the refund received after reduction for estimated Canadian income taxes at statutory rates. Any such prepayment is not subject to prepayment premium.
    "While challenges are still in front of us, we accomplished much during the second quarter. Excluding the effect of foreign currency, we lowered per unit product costs for pulp and wood, raised pulp prices, concluded a major refinancing, and are encouraged that these actions will provide the flexibility needed to capitalize on favorable market opportunities." stated Michael Flannery, Chairman and Chief Executive Officer. "The announced agreement between the U.S. and Canadian governments over the long-standing Softwood Lumber Trade Dispute, if the negotiated settlement holds, should have a significant and positive impact on Pope & Talbot's earnings, EBITDA and capital structure."

    Pulp

    Pope & Talbot's second quarter pulp sales volume increased 7 percent to 200,000 metric tons, with pulp sales revenues increasing 15 percent to $115.8 million, as compared to the second quarter of 2005. The average price realized per metric ton sold during the quarter increased 7 percent to $579 from $539 in the second quarter of 2005. As compared to the first quarter of 2006, the second quarter 2006 pricing represented an 8 percent increase from $535 per metric ton.
    In the second quarter of 2006, pulp cost of goods sold increased $7.2 million, or 7 percent, primarily due to an increase in shipments over the second quarter of 2005. The Company estimates that the increase in the average daily Canadian to U.S. dollar exchange rate resulted in an approximately $8.5 million, or 8 percent, increase in pulp cost of sales. Excluding the impact of foreign exchange, cost of goods sold on a per ton basis declined 8 percent compared to the second quarter of 2005, primarily as a result of lower fiber and maintenance costs.

    Wood Products

    Pope & Talbot's second quarter 2006 lumber sales volume increased 4 percent to 225.8 million board feet, with wood products sales revenues decreasing 3 percent to $97.7 million as compared to the second quarter of 2005. The average price realized per thousand board feet sold during the quarter decreased 5 percent to $392 from $411 in the second quarter of 2005. As compared to the first quarter of 2006, second quarter 2006 pricing represented a 4 percent decrease from average price realization of $407 per thousand board feet.
    In the second quarter 2006, wood products cost of goods sold increased $1.8 million or 2 percent. These cost increases are largely attributable to the weakening U.S. dollar, partially offset by lower duty rates during the second quarter of 2006. For the second quarter of 2006, Pope & Talbot estimates the impact of foreign currency exchange cost increases to be approximately $6.1 million, or a 6 percent increase in the average cost per thousand board feet as compared to the second quarter of 2005. This increase was offset by a decrease in lumber import duty deposits of $5.2 million, or a 6 percent decrease in average cost per thousand board feet.

    Selling, General & Administration

    Selling, general and administrative expenses (SG&A) for the second quarter of 2006 totaled $9.3 million compared to $8.6 million in the same period of 2005 and $9.8 million in the first quarter of 2006. SG&A expenses in the second quarter of 2006 were $0.7 million higher than the same period a year ago, primarily due to an increase of $0.7 million in legal and other professional fees and $0.3 million in costs associated with a sales tax audit, partially offset by reduced costs from lower utilization of the Company's Receivable Purchase Agreement prior to the termination of that agreement. As compared to the first quarter of 2006, SG&A expenses decreased $0.5 million, primarily due to reduced costs in the second quarter from lower utilization of the Receivable Purchase Agreement and a decrease of $0.3 million in legal and other professional fees, partially offset by the costs associated with the sales tax audit.

    Selected Statistics


                                                    Six months ended
                    Second Quarter   First Quarter      June 30,
                   -----------------              --------------------
                     2006     2005          2006       2006     2005
                   -------- --------  ------------   -------- --------
Sales Volumes:
Pulp (metric tons)  200,000  187,300       207,100    407,100  396,400
Lumber (thousand
 board feet)        225,800  216,300       244,000    469,800  401,300


Production Volumes:
Pulp (metric tons)  189,900  189,600       209,700    399,600  392,600
Lumber (thousand
 board feet)        212,200  227,100       253,100    465,300  412,300


Average Price
 Realizations:(A)
Pulp (metric tons) $    579 $    539  $        535   $    557 $    545
Lumber (thousand
 board feet)       $    392 $    411  $        407   $    400 $    423


Notes:
(A)  Gross invoice price less trade discounts.



    Capital

    In the second quarter of 2006, Pope & Talbot's capital expenditures were $8.5 million, depreciation and amortization was $10.4 million, and the buy back of receivables from the termination of the Company's Receivable Purchase Agreement was $23.9 million. At the end of the quarter, total debt was $384.0 million, an increase of $53.1 million from March 31, 2006 and an increase of $52.0 million from year-end 2005. At June 30, 2006, shareholders equity was $94.3 million, a decrease of $5.5 million from March 31, 2006 and $17.7 million from year-end 2005. On June 30, 2006, the ratio of long-term debt to total capitalization was 80 percent, up from 77 percent at March 31, 2006 and 75 percent at year-end 2005.
    On June 28, 2006, Pope & Talbot entered into a new six-year $325 million credit agreement and borrowed $250 million under the term facilities to terminate and repay all outstanding borrowings under its prior Canadian and U.S. revolving credit facilities, its Halsey pulp mill lease financings, and its receivable sales arrangement. The credit agreement is comprised of a $75.0 million revolving facility, including provisions for cash credit extensions of up to $40.0 million, and letters of credit in an aggregate notional amount of up to $35.0 million; and two term loans for $130.5 million due June 28, 2012, and $119.5 million due September 28, 2012. The new credit agreement subjects the Company to new covenants, including an EBITDA-based covenant, for the remainder of the credit agreement's term. At June 30, 2006, the borrowing base under the revolving facility was $51.0 million and the Company was utilizing $23.3 million for outstanding letters of credit, leaving $27.7 million of borrowing availability. At June 30, 2006, the Company had no cash borrowings outstanding under the revolving facility. The Company held cash and cash equivalents of $12.9 million at June 30, 2006, an increase of $1.4 million compared to March 31, 2006 and $7.4 million compared to year-end 2005.
    Pope & Talbot, Inc. will be holding a conference call on Monday, August 7, 2006, at 11:00 a.m. PDT (2:00 p.m. EDT.) The call-in number is 706-645-9773, passcode: 3315699. The conference call will also be webcast simultaneously on the Company's website: www.poptal.com.
    Statements in this press release or in other Company communications may relate to future events or the Company's future performance. Such statements are forward-looking statements and are based on present information the Company has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that the Company does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.
    The Company's financial performance depends on operating efficiencies and the prices it receives for its products, as well as other factors such as foreign exchange fluctuations. Prices for the Company's products are highly cyclical and have fluctuated significantly in the past and may fluctuate significantly in the future. A deterioration in pricing may result in the Company taking downtime or other unanticipated actions at its manufacturing facilities. The Company's sensitivity to these and other factors that may affect future results are discussed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
    Pope & Talbot considers net income or loss before interest, income taxes, depreciation and amortization ("EBITDA") to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others in evaluating companies in its industry and, as such, has included this non-GAAP financial measure in its public statements.
    Pope & Talbot is a pulp and wood products company. The Company is based in Portland, Oregon and trades on the New York stock exchange under the symbol POP. Pope & Talbot was founded in 1849 and produces pulp and softwood lumber in the U.S. and Canada. Markets for the Company's products include: the U.S.; Europe; Canada; South America; Japan; and other Pacific Rim countries. For more information on Pope & Talbot, Inc., please check the website: www.poptal.com.



                 POPE & TALBOT, INC. AND SUBSIDIARIES
                (Thousands except per share, unaudited)

                   CONSOLIDATED STATEMENTS OF INCOME

                                           First     Six months ended
                       Second Quarter     Quarter        June 30,
                     -------------------           -------------------
                         2006      2005      2006      2006      2005
                      --------  --------  --------  --------  --------

Revenues:
  Pulp               $115,819  $100,901  $110,840  $226,659  $216,103
  Wood Products
   Lumber              88,613    88,860    99,234   187,847   169,857
   Chips, logs and
    other               9,129    12,332    12,937    22,066    23,343
                      --------  --------  --------  --------  --------
       Total Wood
        Products       97,742   101,192   112,171   209,913   193,200
                      --------  --------  --------  --------  --------
           Total
            revenues  213,561   202,093   223,011   436,572   409,303
                      --------  --------  --------  --------  --------
Costs and expenses:
  Pulp cost of sales  108,899   101,743   110,705   219,604   212,994
  Wood Products cost
   of sales            98,781    97,006   109,730   208,511   180,385
  Selling, general
   and
   administrative       9,260     8,567     9,766    19,026    17,189
                      --------  --------  --------  --------  --------
Operating loss         (3,379)   (5,223)   (7,190)  (10,569)   (1,265)
Interest expense,
 net                   (6,918)   (5,227)   (6,240)  (13,158)  (10,362)
Loss on
 extinguishment of
 debt                  (4,910)        -         -    (4,910)        -
                      --------  --------  --------  --------  --------

Loss before income
 taxes                (15,207)  (10,450)  (13,430)  (28,637)  (11,627)
Income tax benefit       (699)   (3,462)     (527)   (1,226)   (3,994)
                      --------  --------  --------  --------  --------
Net loss             $(14,508) $ (6,988) $(12,903) $(27,411) $ (7,633)
                      ========  ========  ========  ========  ========

Net loss per common
 share - basic and
 diluted             $  (0.89) $  (0.43) $  (0.79) $  (1.69) $  (0.47)
                      ========  ========  ========  ========  ========

Average shares
 outstanding - basic
 and diluted           16,227    16,222    16,236    16,231    16,190
                      ========  ========  ========  ========  ========


                      CONSOLIDATED BALANCE SHEETS

                                 June 30,
                           ------------------- March 31,  December 31,
                               2006      2005     2006         2005
                            --------  -------- --------- -------------
Assets:
  Current assets           $237,198  $211,893  $220,350      $218,049
  Properties, net           394,880   366,394   382,875       386,401
  Deferred charge             7,199         -     7,373         7,562
  Other assets               36,496    20,281    19,012        18,641
                            --------  --------  --------      --------
     Total assets          $675,773  $598,568  $629,610      $630,653
                            ========  ========  ========      ========
Liabilities and
 stockholders' equity:
  Current portion of long-
   term debt               $    423  $  6,673  $ 60,269      $ 63,800
  Other current
   liabilities              112,152   109,789   116,529       105,363
  Long-term debt,
   excluding current
   portion                  383,589   267,847   270,662       268,200
  Deferred income tax
   liability, net             9,962         -     8,610         9,042
  Other long-term
   liabilities               75,318    64,511    73,703        72,216
                            --------  --------  --------      --------
     Total liabilities      581,444   448,820   529,773       518,621
  Stockholders' equity       94,329   149,748    99,837       112,032
                            --------  --------  --------      --------
     Total liabilities and
      stockholder's equity $675,773  $598,568  $629,610      $630,653
                            ========  ========  ========      ========

Long-term debt to total
 capitalization                  80%       65%       77%           75%
                            ========  ========  ========      ========


                        SEGMENT INFORMATION

                                             First    Six months ended
                          Second Quarter    Quarter      June 30,
                         -----------------          ------------------
                            2006     2005     2006      2006     2005
                          -------  -------  -------  --------  -------
EBITDA: (A)
   Pulp                  $10,909  $ 2,851  $ 4,401  $ 15,310  $10,663
    Wood Products            841    4,881    3,797     4,638   14,012
   General Corporate      (4,669)  (3,876)  (5,016)   (9,685)  (7,961)
                          -------  -------  -------  --------  -------
                           7,081    3,856    3,182    10,263   16,714
                          -------  -------  -------  --------  -------
Depreciation and
 amortization:
   Pulp                  $ 6,942  $ 6,354  $ 7,167  $ 14,109  $12,931
   Wood Products           3,297    2,386    2,985     6,282    4,332
   General Corporate         221      339      220       441      716
                          -------  -------  -------  --------  -------
                          10,460    9,079   10,372    20,832   17,979
                          -------  -------  -------  --------  -------
Operating income (loss):
   Pulp                  $ 3,967  $(3,503) $(2,766) $  1,201  $(2,268)
   Wood Products          (2,456)   2,495      812    (1,644)   9,680
   General Corporate      (4,890)  (4,215)  (5,236)  (10,126)  (8,677)
                          -------  -------  -------  --------  -------

   Operating income
    (loss)               $(3,379) $(5,223) $(7,190) $(10,569) $(1,265)
                          =======  =======  =======  ========  =======

Additional Information:
   Lumber import duties  $ 4,900  $10,100  $ 5,800  $ 10,700  $18,600
   Capital expenditures    8,419   12,626    6,539    14,958   20,971

Notes:
(A) EBITDA equals net loss before income taxes, net interest expense and loss on extinguishment of debt, plus depreciation and amortization, and is reconcilable to the Company's net loss using the depreciation and amortization, net interest expense, loss on extinguishment of debt and income tax benefits amounts in the above table. The Company uses EBITDA to evaluate the operating performance of its business on a consolidated basis and for each of its operating segments. The Company considers EBITDA to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others, in addition to and not in lieu of generally accepted accounting principles (GAAP) results, to evaluate companies in its industry. EBITDA is not a measure of liquidity under GAAP and should not be considered as an alternative to cash flow from operating activities. EBITDA is defined differently in the Company's senior secured credit agreement that includes adjustments, among other items, to (i) eliminate any future refunds of lumber import duties, (ii) include income tax benefits, and (iii) exclude certain expenses such as fees and charges associated with indebtedness and non-cash income and expense items such as stock compensation expense. For the six months ended June 30, 2006, EBITDA as defined in the credit agreement was $11.2 million.

    CONTACT: Pope & Talbot, Inc.
             Maria M. Pope, 503-228-9161